Exhibit 10.3
CONFIDENTIAL
September 12, 2008
Interstate Bakeries Corporation
Interstate Brands Corporation
12 East Armour Boulevard
Kansas City, MO 64111
Attention: Mr. Randall Vance, Chief Financial Officer
Interstate Bakeries Corporation
Interstate Brands Corporation
$125,000,000 Senior Secured Revolving Credit Facility
Commitment Letter
Ladies and Gentlemen:
You (the “Borrowers”) have advised each of General Electric Capital Corporation (“GE Capital”) and GE
Capital Markets, Inc. (“GECM” and, together with GE Capital, the “Commitment Parties,” “we” or “us”) that IBC Investors I, LLC (“Holdings”), an entity formed by one or more affiliates of Ripplewood Holdings L.L.C. (Ripplewood Holdings L.L.C., together with its affiliates, “Sponsor”), intends to acquire (the “Acquisition” or the “Transaction”) stock of Interstate Bakeries Corporation (the “Company” and together with its subsidiaries, the “Acquired Business”), a debtor and debtor-in-possession under Chapter 11 (“Chapter 11”) of title 11 of the United States Code (as amended, the “Bankruptcy Code”) intended to be reorganized pursuant to a Chapter 11 plan of reorganization (the “Plan”). You have further advised us that, in connection with the consummation of the Plan, you are seeking to obtain a working capital senior secured revolving credit facility in an amount of $125,000,000 (the “Revolving Credit Facility”). You have further advised us that Holdings intends to provide not less than $130,000,000 in cash financing to the Company, of which $44,200,000 shall be common equity and $85,800,000 shall be Convertible Debt (as defined below). In connection with the consummation of the Plan, you also have advised us that the Borrowers also intend to obtain certain other financing facilities consisting of (a) senior secured term loans in an aggregate principal amount of $339,150,000 (the “Term Loan Facility”), (b) senior secured third-lien term loans in an aggregate principal amount of $147,300,000 (the “Third-Lien Debt”) and (c) senior secured fourth-lien convertible debt in an aggregate principal amount (including the $85,800,000 to be provided by Holdings as referenced above) of $171,600,000 (the “Convertible Debt” and together with the Term Loan Facility and the Third-Lien Debt, collectively, the “Cash Flow Facilities”).
In connection with the Transaction, GE Capital (in such capacity, the “Initial Lender”) is pleased to advise you of its commitment to underwrite and provide, directly or through an affiliate, the Revolving Credit Facility and to act as the sole administrative agent and the sole collateral agent for the Revolving Credit Facility, all upon and subject to the general terms and conditions set forth herein, in the Summary of Terms attached hereto as Exhibit A and incorporated herein by reference (the “Term Sheet” and together with this letter, this “Commitment Letter”) and in the Fee Letter (as defined below). GECM (in such capacity the “Lead Arranger”) is pleased to agree to act as the sole lead arranger for the Revolving Credit Facility and book-running manager for the Revolving Credit Facility. Capitalized terms used in the text of this Commitment Letter without definition have the meanings assigned to such terms in the Term Sheet.

Syndication.
The Initial Lender intends and reserves the right, prior to and after the execution of the Revolving Credit Facility Documentation (as defined below), to syndicate all or a portion of its commitments under this Commitment Letter or its loans and commitments under the Revolving Credit Facility Documentation, as the case may be, to one or more banks, financial institutions or other institutional lenders reasonably acceptable to you pursuant to a syndication to be managed by GECM (the Initial Lender and such financial institutions becoming parties to such Revolving Credit Facility Documentation being collectively referred to as the “Lenders”). The syndication of all or a portion of the Initial Lender’s commitments under this Commitment Letter and/or its loans and commitments under the Revolving Credit Facility is hereinafter referred to as the “Primary Syndication.” Any assignments of the Initial Lender’s commitments under this Commitment Letter or its loans and commitments under the Revolving Credit Facility entered into to complete the Primary Syndication shall not be subject to the minimum amounts and fee provisions set forth in the assignment provisions of either this Commitment Letter or the Revolving Credit Facility Documentation. Each of the Commitment Parties acknowledges and agrees that its commitment hereunder is not conditioned upon a successful syndication.
The Lead Arranger will commence the Primary Syndication promptly after your acceptance of this Commitment Letter and the Fee Letter (as defined below), subject to the Company’s preparation, completion and filing of a disclosure statement, in form and substance reasonably acceptable to the Commitment Parties. It is understood and agreed that GECM will, in consultation with you, manage and control all aspects of the Primary Syndication, including selection of prospective Lenders reasonably acceptable to you, determination of when the Lead Arranger will approach prospective Lenders and the time of acceptance of Lenders’ commitments, any naming rights, titles or roles to be awarded to Lenders, and the final allocations of the commitments among Lenders. It is further understood and agreed that (i) no additional agents, arrangers or book-running managers shall be appointed, or other titles, names or roles conferred to any Lender or any other person or entity, by you in respect of the Revolving Credit Facility, (ii) the amount and distribution of fees among the Lenders will be at the Lead Arranger’s discretion and (iii) no Lender will be offered by, or receive from, you compensation of any kind for its participation in the Revolving Credit Facility, except as expressly provided for in this Commitment Letter or the Fee Letter or with the prior written consent of GECM.
You agree to use commercially reasonable efforts to take all actions that the Lead Arranger may reasonably request to actively assist and cooperate (and use your commercially reasonable efforts to cause Holdings, Sponsor and their respective representatives and advisors to assist and cooperate) with the Lead Arranger in connection with the Primary Syndication. Such assistance shall include, without limitation (a) promptly preparing and providing to the Lead Arranger, to the extent reasonably available, all information with respect to Holdings, the Acquired Business, the Transaction and the other transactions contemplated hereby, including financial information and projections to be provided jointly by the Borrowers and the Sponsor in connection with the Plan (the “Projections”) and copies of due diligence, accounting or similar reports or memoranda prepared at your direction or the direction of Sponsor by legal, accounting, tax, environmental or other advisors in connection with the Transaction (in each case subject to non-disclosure and non-reliance letters to the extent required by such advisors), in each case, as the Lead Arranger may reasonably deem necessary to complete the Primary Syndication, (b) participating and using commercially reasonable efforts to cause Holdings to participate in meetings with prospective Lenders and other relevant meetings, (c) providing (or, in the case of Holdings or Sponsor, using commercially reasonable efforts to provide) direct contact during the Primary Syndication between Holdings’, Sponsor’s and the Acquired Business’ senior management, representatives and advisors, on the one hand, and prospective Lenders, on the other hand, and (d) using your commercially reasonable efforts to ensure that the Lead Arranger’s syndication efforts benefit from Holdings’, Sponsor’s and the Acquired Business’ existing financial and banking relationships.

At GECM’s request, you agree to assist (and use your commercially reasonable efforts to cause Holdings to assist) in the preparation of confidential information memoranda, presentations and other Evaluation Material (as defined below) regarding Holdings, the Acquired Business and their respective subsidiaries and the Revolving Credit Facility to be used in connection with the Primary Syndication and to confirm (and to use commercially reasonable efforts to cause Holdings to confirm), prior to such materials being made available to prospective Lenders, the accuracy in all material respects of such materials when taken as a whole. The Evaluation Material shall include a version of the confidential information memorandum, presentation and other information materials consisting exclusively of information that is either publicly available with respect to Holdings, the Acquired Business and their respective subsidiaries, or that is not material with respect to Holdings, the Acquired Business and their respective securities for purposes of U.S. federal and state securities laws. You also hereby agree that you will (a) identify in writing (and cause Holdings to identify in writing) and (b) clearly and conspicuously mark such Evaluation Material that does not contain any such material non-public information referred to in the prior sentence as “PUBLIC”. You hereby agree that by identifying such Evaluation Material pursuant to clause (a) of the preceding sentence and marking Evaluation Material as “PUBLIC” pursuant to clause (b) of the preceding sentence and/or publicly filing any Evaluation Material with the Securities and Exchange Commission, then the Commitment Parties, Lenders and prospective Lenders shall be entitled to treat such Evaluation Material as not containing any material non-public information with respect to Holdings, the Acquired Business and their respective subsidiaries and parent companies for purposes of U.S. federal and state securities laws. You further acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any material non-public information: term sheets with respect to the Revolving Credit Facility and the Transaction, and administrative materials of a customary nature prepared by the Commitment Parties for prospective Lenders, such as a lender meeting invitation, bank allocation, if any, and funding and closing memorandum. Before distribution of any Evaluation Material, you agree (or agree to use commercially reasonable efforts to cause Holdings) to execute and deliver to us a letter in which you authorize distribution of the Evaluation Material to prospective Lenders and their employees willing to receive material non-public information, and a separate letter in which you authorize distribution of Evaluation Material that does not contain material non-public information and represent that no material non-public information is contained therein.
Until the earlier of (a) the completion of the Primary Syndication (as determined by GECM in its discretion) and (b) the 45th day following the Closing Date, the Acquired Business shall not (and you shall use commercially reasonable efforts to cause Holdings not to), without the prior written consent of GECM, offer, issue, place, syndicate or arrange any debt securities or debt facilities (including any renewals, restatements, restructuring or refinancings of any existing debt securities or debt facilities other than the Cash Flow Facilities and those expressly contemplated by the Plan, attempt or agree to do any of the foregoing, announce or authorize the announcement of any of the foregoing, or engage in discussion concerning any of the foregoing.
Information.
You hereby represent and covenant (and it is a condition to the Initial Lender’s commitment hereunder) that to your knowledge (a) all information other than the Projections and general economic or specific industry information developed by, and obtained from, third-party sources (the “Information”) that has been or will be made available to the Commitment Parties and/or the Lenders by Holdings, Sponsor, the Acquired Business or any of your or their respective affiliates or representatives, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Commitment Parties by Holdings, Sponsor, the Acquired Business or any of your or their respective affiliates or representatives have been or will be prepared in good faith based upon assumptions that are believed to be reasonable at the time made (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). You agree that if at any time prior to the closing of the Revolving Credit Facility any of the representations in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct in all material respects under those circumstances. You understand that in arranging and syndicating the Revolving Credit Facility the Lead Arranger may use and rely on the Information and Projections without independent verification thereof.
You hereby authorize and agree, on behalf of Holdings, Sponsor, the Acquired Business and your and their respective affiliates, that the Information, the Projections and all other information provided by or on behalf of Holdings, Sponsor, the Acquired Business and your and their respective affiliates to the Commitment Parties regarding Holdings, Sponsor, the Acquired Business and their respective affiliates, the Transaction and the other transactions contemplated hereby in connection with the Revolving Credit Facility (collectively, “Evaluation Material”) may be disseminated by or on behalf of the Commitment Parties, and made available, to prospective Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with the Lead Arranger’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Lender or other meetings). You hereby further authorize the Lead Arranger to download copies of Holdings’, Sponsor’s and the Acquired Business’ logos from their respective websites and post copies thereof on an Intralinks® or similar workspace and use such logos on any confidential information memoranda, presentations and other marketing and materials prepared in connection with the Primary Syndication.
Fee Letter.
As consideration for the Commitment Parties’ agreements hereunder you agree to pay (or to cause to be paid) to the Initial Lender, the Lead Arranger and such other specified parties, if any, the fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Revolving Credit Facility (the “Fee Letter”).
Conditions.
The commitment and agreements of the Initial Lender hereunder, and the agreements of the Lead Arranger to provide the services described herein, are subject to the following: (a) the execution and delivery of definitive documentation for the Revolving Credit Facility (such documentation, including without limitation, the Intercreditor Agreement, is collectively referred to as the “Revolving Credit Facility Documentation”) consistent with the Term Sheet and otherwise reasonably acceptable to the Initial Lender, (b) the Initial Lender not becoming aware after the date hereof of any information not previously disclosed to the Initial Lender affecting Holdings, the Acquired Business or their respective subsidiaries or the Transaction that in the Initial Lender’s judgment is inconsistent in a material and adverse manner with any such information disclosed to the Initial Lender prior to the date hereof, (c) the Lead Arranger having been afforded a period of at least 45 days following the general launch of the Primary Syndication (which shall not be earlier than the date of the initial bank meeting) and immediately prior to the date of closing of the Revolving Credit Facility to complete the Primary Syndication (provided that such period shall not include any day from and including (i) November 26, 2008 through and November 30, 2008, or (ii) December 20, 2008 through and including January 4, 2009) and (d) the other conditions set forth in the Term Sheet and your compliance in all material respects with the terms and provisions of this Commitment Letter and the Fee Letter. Those matters with respect to the Revolving Credit Facility that are not covered by the provisions hereof or the Term Sheet shall be consistent with the Term Sheet and shall be subject to approval and agreement by the Commitment Parties and you, it being agreed that there shall be no conditions to closing or the initial funding of the Revolving Credit Facility, representations, warranties, covenants or events of default other than those expressly set forth in this Commitment Letter and the Term Sheet.
Expenses.
By signing this Commitment Letter, regardless of whether the Revolving Credit Facility closes, you agree to pay (or cause to be paid) to the Commitment Parties all reasonable out-of-pocket fees and expenses (including, but not limited to, all reasonable costs and fees of a single external legal counsel for GE Capital and GECM, plus if necessary one local counsel in each applicable jurisdiction, environmental consultants, appraisers, auditors and other consultants and advisors, due diligence reports, recording and transfer fees and taxes, title charges and survey costs) incurred by them in connection with this Commitment Letter, the Fee Letter, the Transaction, the Revolving Credit Facility and the transactions contemplated hereby (and the negotiation, documentation, closing and syndication thereof)
Confidentiality.
The Commitment Parties are delivering this Commitment Letter to you with the understanding that you will not disclose the existence or contents of this Commitment Letter, the Fee Letter or the Commitment Parties’ involvement with or the Initial Lender’s commitment to provide or the Lead Arranger’s agreement to arrange the Revolving Credit Facility to any third party (including, without limitation, any financial institution or intermediary) without the Initial Lender’s prior written consent other than (a) to the officers, directors, employees, accountants, attorneys and other advisors of Sponsor, Holdings, the Company and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, provided that to the extent it is necessary to disclose the Fee Letter or a summary of the terms thereof, you agree to take such reasonable actions as necessary to prevent the Fee Letter from becoming publicly available in such judicial or administrative proceeding, or (c) other than the Fee Letter, after prior written notice of such intended recipient to the Commitment Parties and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby, to (i) the officers, directors, employees, accountants, attorneys and other advisors of the lenders and potential lenders under the Cash Flow Facilities, (ii) the Official Committee of Unsecured Creditors for the Chapter 11 cases of the Acquired Business and their professionals, (iii) the Official Committee of Equity Security Holders for the Chapter 11 cases of the Acquired Business and their professionals, (iv) the Committee of Pre-Petition Senior Secured Lenders for the Chapter 11 cases of the Acquired Business and their professionals, or (v) the lenders providing the debtor in possession financing facility to the Acquired Business in connection with the Chapter 11 cases and their professionals. Notwithstanding the foregoing, you may disclose this Commitment Letter or a summary of the terms thereof and a summary of the terms of the Fee Letter (other than fee amounts), to the bankruptcy court (the “Bankruptcy Court”) administering the Chapter 11 cases of the Acquired Business and in any disclosure statement filed in connection with such Chapter 11 cases, provided that to the extent it is necessary to disclose the Fee Letter or a summary of the terms thereof to the Bankruptcy Court, any statutory committee appointed in such Chapter 11 cases and the applicable U.S. Trustee for purposes of obtaining approval to pay any fees provided for therein or otherwise, you agree to take such reasonable actions as necessary to prevent the Fee Letter from becoming publicly available, including, without limitation, the filing of a motion or an ex parte request pursuant to Sections 105(a) and 107(b) of the Bankruptcy Code and Bankruptcy Rule 9018 seeking an order of the Bankruptcy Court authorizing you to file the Fee Letter under seal (it being understood that the issuance of such order will be subject to the approval of the Bankruptcy Court). You agree to inform all such persons who receive information concerning the Commitment Parties, this Commitment Letter or the Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person. The Commitment Parties agree on behalf of themselves and each of their affiliates to use all non-public information provided to them by or on behalf of Sponsor, Holdings, the Acquired Business or their subsidiaries solely for the purpose of providing the services which are the subject of this Commitment Letter and to treat confidentially such information in accordance with their customary banking practices. The provisions of this paragraph shall survive any termination or completion of the financing provided by this Commitment Letter.
Indemnity.
Regardless of whether the Revolving Credit Facility closes, you agree to (a) indemnify, defend and hold each of the Commitment Parties, each Initial Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, damages, liabilities and related reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys’ fees) which may be incurred by, or asserted against, any such Indemnified Person in connection with, arising out of, or relating to, this Commitment Letter, the Fee Letter, the Revolving Credit Facility, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter, any other transaction related thereto and any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto, and (b) reimburse each Indemnified Person for all reasonable out-of-pocket legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or any of its affiliates or any of their respective principals, directors, officers, employees, representatives, agents or third party advisors. Under no circumstances shall the Commitment Parties or any of their respective affiliates be liable to you for any punitive, exemplary, consequential or indirect damages that may be alleged to result in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Revolving Credit Facility, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter and any other transaction related thereto. Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. You agree to assume and accept such risks by hereby authorizing the transmission of electronic transmissions, and you agree that each of the Commitment Parties or any of their respective affiliates will not have any liability for any damages arising from the use of such electronic transmission systems. If an Indemnified Person shall be indemnified in respect of any Claim or Expense and such Claim or Expense is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or any of its affiliates or any of their respective principals, directors, officers, employees, representatives, agents or third party advisors, then such Indemnified Person shall refund all amounts received by it in respect of such indemnification in excess of those to which it shall have been entitled under the terms of this paragraph.
Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or any of their respective affiliates will furnish confidential information obtained from you, Holdings, Sponsor, the Acquired Business and your and their respective officers, directors, employees, attorneys, accountants or other advisors by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies. You also acknowledge that none of the Commitment Parties or any of their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or furnish to you, Holdings, Sponsor, the Acquired Business and your and their respective officers, directors, employees, attorneys, accountants or other advisors, confidential information obtained by the Commitment Parties or any of their respective affiliates from other companies.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and or any of the Commitment Parties, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties and/or their respective affiliates have advised or are advising you on other matters and (b) you will not bring or otherwise assert any claim against any of the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty in respect of any of the transactions contemplated by this Commitment Letter.
Assignments and Amendments.
This Commitment Letter shall not be assignable by you without the prior written consent of us (and any purported assignment without such consent shall be null and void), such consent not to be unreasonably withheld in connection with any assignment to an affiliate of Holdings, and is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, Holdings and the Indemnified Persons. The Initial Lender may transfer and assign its commitment hereunder, in whole or in part, to any of its affiliates or to any prospective Lender reasonably acceptable to you in connection with the Primary Syndication or otherwise, provided that no such assignment shall release the Initial Lender from its obligation to fund its commitment hereunder.
This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. The Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of the paragraph entitled “Indemnity” shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.
Counterparts and Governing Law.
This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.
The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement.
Venue and Submission to Jurisdiction.

You consent to the exclusive jurisdiction and venue of the Bankruptcy Court, and in the event that the Bankruptcy Court declines to exercise jurisdiction or there is reason to believe that it would decline to exercise jurisdiction, to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, any transaction relating hereto or thereto, any other financing related thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that you acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. You expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which either of them may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.
Waiver of Jury Trial.
THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE REVOLVING CREDIT FACILITY AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
Survival.
The provisions of this letter set forth under this heading and the headings “Syndication”, “Information”, “Expenses”, “Confidentiality”, “Indemnity”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Revolving Credit Facility closes or the Revolving Credit Facility Documentation shall be executed and delivered; provided that in the event the Revolving Credit Facility closes or the Revolving Credit Facility Documentation shall be executed and delivered, the provisions under the heading “Syndication” shall survive only until the completion of the Primary Syndication and the compensation, expense reimbursement and indemnification provisions herein shall be superseded by the provisions of the Revolving Credit Facility Documentation upon effectiveness thereof.
Integration.
This Commitment Letter and the Fee Letter supersede any and all prior discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and any other person as to the subject matter hereof.
Patriot Act.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies each Borrower, which information includes the name, address, tax identification number and other information regarding such Borrower that will allow such Lender to identify such Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.
Rights of Holdings.

The parties hereto acknowledge and agree that this Commitment Letter is being entered into in connection with the Acquisition pursuant to which Holdings intends to acquire stock of the Company and that Holdings is an intended third party beneficiary of the rights of the Borrowers, and the obligations of the Commitment Parties to the Borrowers, under this Commitment Letter. Notwithstanding anything to the contrary contained in this Commitment Letter, (a) any waiver or amendment of this Commitment Letter shall require the prior written consent of Holdings (and any purported waiver or amendment hereof without such consent shall be null and void) and (b) any requirements contained in this Commitment Letter to consult with, or obtain the approval of, the Borrowers with respect to any matter, or that any matter be reasonably acceptable to the Borrowers, or any similar rights of the Borrowers arising hereunder, including requirements (i) to consult with the Borrowers in connection with the Primary Syndication, (ii) that Lenders be reasonably acceptable to the Borrowers, and (iii) to obtain the Borrowers’ approval of any additional matters with respect to the Revolving Credit Facility that are not covered by the provisions hereof or the Term Sheet, shall also require consultation with or approval by or reasonable acceptability to (as the case may be) Holdings with respect to such matter. The parties hereto acknowledge and agree that the execution and delivery of this Commitment Letter by Holdings shall confer on Holdings the benefit of and right to enforce the provisions of this Commitment Letter.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to GE Capital on behalf of the Commitment Parties such signature pages by 5:00 p.m., New York time on September 12, 2008. Unless extended in writing by the Commitment Parties, the commitments contained herein shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above and (b) 5:00 p.m. New York time on February 9, 2009.

Sincerely, GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Michelle Handy
	Name:	Michelle Handy
	Title:	Duly Authorized Signatory

AGREED AND ACCEPTED THIS 12th DAY OF SEPTEMBER, 2008. INTERSTATE BAKERIES CORPORATION
By:	/s/ Craig D. Jung
	Name:	Craig D. Jung
	Title:	Chief Executive Officer

INTERSTATE BRANDS CORPORATION
By:	/s/ Craig D. Jung
	Name:	Craig D. Jung
	Title:	Chief Executive Officer & President

AGREED AND ACCEPTED, for the purposes of the provisions set forth under heading “Rights of Holdings” only. THIS 12th DAY OF SEPTEMBER, 2008. IBC INVESTORS I, LLC
By:	/s/ Christropher Minnetian
	Name:	Christropher Minnetian
	Title:	Authorized Signatory

Exhibit A to Commitment Letter
$125,000,000 Senior Secured Revolving Credit Facility
Summary of Terms
This is the Term Sheet described as Exhibit A in that certain letter dated the date hereof, of which this Exhibit A is a part. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the letter referenced above.

Borrowers:	Reorganized Interstate Bakeries Corporation (the “Company”) and reorganized Interstate Brands Corporation (together with the Company, the “Borrowers”).

Guarantors:	Each of the Borrowers’ existing and subsequently acquired or formed direct and indirect domestic wholly owned subsidiaries, subject to exceptions that may be agreed upon with respect to immaterial subsidiaries (together, the “Guarantors”, and together with the Borrowers, the “Loan Parties”).

Administrative Agent and Collateral Agent:	General Electric Capital Corporation (“GE Capital” and, in such capacities, collectively, “Agent”).

Lead Arranger and Book-Running Manager:	GE Capital Markets, Inc. (“GECM”).

Lenders:	A syndicate of banks, financial institutions or other institutional investors (including GE Capital individually) arranged by GECM and reasonably acceptable to Holdings and the Borrowers.

Credit Facility:	Revolving Credit Facility: A revolving credit facility of $125,000,000 (the “Revolving Credit Facility”) under which borrowings may be made and letters of credit may be issued, subject to Availability (as defined below), from time to time during the period from the Closing Date until the fifth anniversary of the Closing Date.

A.  Letters of Credit. A sub-facility of $75,000,000 of the Revolving Credit Facility will be available for the issuance of letters of credit (“Letters of Credit”) for the account of the Loan Parties. No Letter of Credit will, without the consent of the issuing Lender, have a termination date that is later than (a) unless cash collateralized (in amount equal to 105% of the undrawn face amount) on or prior to seventh day prior to the termination date of the Revolving Credit Facility, seven (7) days prior to the termination date of the Revolving Credit Facility and (b) other than through the operation of “evergreen provisions” (which shall in no event extend beyond the date referred to in clause (a) above), one (1) year after the date of issuance. Any such Letters of Credit shall reduce Availability under the Revolving Credit Facility on a dollar-for-dollar basis. Drawings under any Letter of Credit shall be reimbursed by the applicable Borrower (whether from its own funds or with the proceeds of the Loans) within one business day of such drawing (or two business days if notice of such drawing is received by such Borrower after the deadline for a Base Rate (as defined below) borrowing) and any unreimbursed drawing shall be deemed a request for a Loan in the amount of such drawing. To the extent the Borrowers do not so reimburse the issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the issuing Lender on a pro rata basis.

B.   Swing Line Loans. A sub-facility of $15,000,000 of the Revolving Credit Facility, subject to Availability, will be available to the Borrowers for swing line loans from GE Capital. Except for purposes of calculating the Commitment Fee (as defined below), any such swing line loans shall reduce Availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Availability:	Borrowing availability under the Revolving Credit Facility will be limited to (a) the sum of (i) 85% of the Loan Parties’ eligible accounts receivable and (ii) the lesser of (x) 60% of the Loan Parties’ eligible inventory valued at the lower of cost (FIFO) or market, and (y) 85% of the net orderly liquidation value for eligible inventory of the Loan Parties, less (b) appropriate reserves relating to the foregoing as determined by Agent in its Permitted Discretion ((a) less (b), the “Borrowing Base”), but not to exceed the maximum amount of the Revolving Credit Facility, less (c) the sum of outstanding Loans and Letter of Credit exposure (collectively, “Availability”).

“Permitted Discretion” shall mean a determination made by Agent in good faith and in the exercise of its commercially reasonable discretion.

Agent will retain the right from time to time to adjust standards of eligibility and to establish reserves against Availability in its Permitted Discretion.

Use of Proceeds:	Advances under the Revolving Credit Facility made after the Closing Date (collectively, the “Loans”) will be used solely for working capital and general corporate purposes.

Interest:	Interest will be payable on the unpaid principal amount of all Loans at a rate per annum equal to, at the option of the

Borrowers, (a) the Base Rate (as defined below) plus the Applicable Margin (as defined below), payable quarterly in arrears or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin, payable at the end of the relevant interest period, but in any event, at least quarterly, provided that upon the occurrence and during the continuation of an event of default, at the direction of the Required Lenders, (i) the Administrative Agent shall convert all Eurodollar Rate Loans to Base Rate Loans and (ii) the Borrowers shall be prohibited from borrowing at the Eurodollar Rate.

“Base Rate” means a floating rate of interest per annum equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” and (ii) the federal funds rate plus 50 basis points. “Eurodollar Rate” means, for each interest period, the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period which is published by the British Bankers’ Association, and currently appears on Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) on the day which is two (2) business days prior to the first day of such interest period adjusted for reserve requirements. When selecting the Eurodollar Rate option, the Borrowers will be entitled to choose 1, 2, 3 or 6 (or, if available to all Lenders, 9 or 12) month interest periods.

All interest will be calculated based on a 360-day year (or, in the case of Base Rate Loans calculated by reference to the prime rate, a 365/366-day year) and actual days elapsed. The Revolving Credit Facility Documentation will set forth appropriate detail describing the exact method of calculation and relevant reserve requirements for the interest rates referred to above as well as Eurodollar Rate breakage provisions (excluding loss of anticipated profits), Eurodollar Rate borrowing mechanics and other Eurodollar Rate definitions.

The “Applicable Margin” (on a per annum basis) means with respect to Loans under the Revolving Credit Facility, 2.25% per annum, in the case of Base Rate Loans, and 3.25% per annum, in the case of Eurodollar Rate Loans;

Adjustments in the Applicable Margins will be implemented quarterly, on a prospective basis, from and after the completion of the first full fiscal quarter following the Closing Date, on the 3rd business day after the date of delivery of quarterly or annual financial statements (and related compliance certificates) evidencing the need for such adjustments in accordance with the pricing grid set forth below (the “Pricing Grid”). Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in the Revolving Credit Facility Documentation, result in an increase of the Applicable Margins to the highest level of such pricing grid until such financial statements are delivered. Downward adjustments will only take effect (and only remain effective) provided no event of default has occurred and is continuing. The Convertible Debt shall not be included as debt in calculating Total Leverage Ratio.

Total Leverage Ratio	Base Rate:	Eurodollar Rate:
Greater than 8.00:1.00	2.50%	3.50%
Between 8.00:1.00 and 6.50:1.00	2.25%	3.25%
Less than 6.50:1.00	2.00%	3.00%

Default Rate:	From and after the occurrence of a payment or bankruptcy event of default, or, at the election of Agent or the Required Lenders for any other event of default, all amounts under the Revolving Credit Facility Documentation shall bear interest at the applicable interest rate (including those obligations which are determined by reference to the rate applicable to any other obligation) plus 2% per annum and the Letter of Credit Fee (as defined below) shall be increased by 2% per annum.

Interest Rate Protection:	The Company shall use commercially reasonable efforts to obtain, within 180 days following the Closing Date (or such longer period as agreed to by Agent in its sole discretion), interest rate protection agreements on terms and with counterparties reasonably satisfactory to Agent in effect for the three years following the Closing Date covering a notional amount that equals at least 50% of the aggregate principal amount of the Company’s consolidated long-term indebtedness (other than the Revolving Credit Facility). For the avoidance of doubt, any Lender shall be a reasonably acceptable counterparty for an interest rate protection agreement.

Fees:	In addition to the fees payable to GE Capital as specified in the Fee Letter, the Borrowers shall pay the following fees:

A fee of 0.50% per annum of the average daily balance of the unused portion of the Revolving Credit Facility will be payable quarterly in arrears (the “Commitment Fee”).

A Letter of Credit fee (the “Letter of Credit Fee”) will be payable on the average daily undrawn face amount of all outstanding Letters of Credit at a rate per annum equal to the Applicable Margin for Loans under the Revolving Credit Facility bearing interest based on the Eurodollar Rate. Such fee will be due and payable quarterly in arrears. A fronting fee equal to an amount to be agreed per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the issuer of such Letter of Credit for its own account. The

Borrowers shall also pay certain fees, documentary and processing charges to each issuer of Letters of Credit as separately agreed with such issuer or in accordance with such issuer’s standard schedule at the time of determination thereof.

All fees will be calculated based on a 360-day year and actual days elapsed.

Mandatory Prepayments:	If the Loans and undrawn Letters of Credit under the Revolving Credit Facility exceed the Borrowing Base at any time, the Borrowers shall prepay the Loans to the extent of such excess.

Mandatory prepayments shall be accompanied by (A) accrued interest on the amount prepaid to the date of prepayment and (B) any breakage costs (excluding loss of anticipated profits) in connection with any prepayments of Eurodollar Rate Loans.

Voluntary Prepayments:	Voluntary prepayments of the Loans and voluntary reductions of the unutilized portion of the commitments under the Revolving Credit Facility will be permitted at any time provided that the Borrowers’ voluntary prepayments are accompanied by (A) accrued interest on the amount prepaid to the date of prepayment and (B) any breakage costs (excluding loss of anticipated profits) in connection with any voluntary prepayments of Eurodollar Rate Loans.

Voluntary prepayments shall be applied as directed by the Borrowers.

Collateral:	All obligations of the Borrowers under the Revolving Credit Facility and under any interest rate protection, or certain other hedging arrangements to be agreed, and under any cash management arrangements, entered into with or supported by Agent or an entity that is a Lender at the time such arrangements are entered into (or any affiliate of the foregoing) and of the Guarantors under the guarantees will be secured by:

(i) first priority (subject to permitted liens) perfected security interests in substantially all of the following property of each Borrower and each Guarantor, whether now existing or hereafter arising (the “First Priority Collateral”): (a) all accounts and other receivables for goods sold or leased or services rendered whether or not earned (“Receivables”); (b) all inventory of any kind wherever located (“Inventory”); (c) all instruments, chattel paper and other contracts evidencing, or substituted for, any Receivable; (d) all guarantees, letters of credit, security and other credit enhancements for the Receivables; (e) all documents of title for any Inventory; (f) all claims and causes of action in any way relating to any of the Receivables or Inventory; (g) all bank accounts into which any proceeds of Receivables or Inventory are deposited (including all cash and other funds on deposit therein), except in each case for any bank accounts and any cash or other funds that constitute identifiable proceeds of Second Priority Collateral (as defined below); (h) all books and records relating to any of the foregoing; and (i) all substitutions, replacements, accessions, products or proceeds (including, without limitation, insurance proceeds) of any of the foregoing. In addition, GE Capital would have the right to utilize, at no cost or expense, any tradenames, trademarks, copyrights or other intellectual property to the extent necessary or appropriate in order to sell, lease or otherwise dispose of any of the First Priority Collateral; and

(ii) second priority (subject to permitted liens) perfected security interests and mortgages (where applicable) in all collateral securing from time to time the Term Loan Facility on a first lien basis (the “Second Priority Collateral” and, together with the First Priority Collateral, the “Collateral”). For purposes of clarity, the Second Priority Collateral shall include all collateral pledged with respect to the Cash Flow Facilities.

Within 60 days following the Closing Date (or such longer period as may be reasonably acceptable to Agent), (a) the Borrowers will maintain a main concentration account with a bank reasonably acceptable to Agent and shall, and shall cause each of the Guarantors to, maintain, subject to certain exceptions to be agreed, deposit accounts into which all proceeds of First Priority Collateral are paid with one or more banks reasonably acceptable to Agent, in each case who have accepted the assignment of such account to Agent for the benefit of the Lenders and (b) the Borrowers shall obtain deposit account control agreements reasonably acceptable to Agent over such accounts. In the event that (i) an event of default shall have occurred and be continuing or (ii) Availability shall be less than 15% of the Borrowing Base, funds deposited into any such depository account will be swept on a daily basis into a blocked account with Agent and used to reduce amounts owing under the Revolving Credit Facility; provided that such requirement will cease to apply (unless subsequently triggered again) (i) in the case of an event of default trigger, if such event of default shall have been cured or waived or (ii) in the case of an Availability trigger, if Availability is greater than 15% of the Borrowing Base for 30 consecutive days.

Notwithstanding the foregoing, the Borrowers and the Guarantors will not be required to take any action to perfect a security interest in any asset where Agent and the Borrowers agree the cost of perfection is excessive in relation to the benefit afforded thereby.

All of the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Agent (including, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the First Priority Collateral shall be subject to any other liens, claims or encumbrances, except those related to the Cash Flow Facilities and permitted liens and encumbrances reasonably acceptable to Agent to be agreed in the Revolving Credit Facility Documentation.

Intercreditor Agreements:	The lien priority, relative rights and other creditors’ rights issues in respect of the Collateral will be set forth in intercreditor agreements on terms and conditions reasonably satisfactory to Agent (the “Intercreditor Agreements”).

Conditions Precedent to Closing:	As set forth in the Commitment Letter under the heading “Conditions” and in Schedule I hereto (the date upon which all such conditions precedent shall be satisfied and the initial funding under the Revolving Credit Facility shall take place, the “Closing Date”).

Conditions Precedent to each Extension of Credit under the Revolving Credit Facility:

All of the representations and warranties in the Revolving Credit Facility Documentation shall be true and correct in all material respects; no default or event of default shall be continuing; and delivery of any relevant borrowing notices or letter of credit requests.

Representations and Warranties:	The following representations and warranties will apply to the Company and its subsidiaries, subject to materiality thresholds, baskets and exceptions to be agreed upon:

Valid existence, compliance with law, power to execute, authorization, execution and enforceability of the Revolving Credit Facility Documentation (and accuracy of representations and warranties thereunder, status of obligations under the Revolving Credit Facility as “senior debt” and no conflict thereof with material agreements or applicable law), ownership of subsidiaries, accuracy of financial statements, absence of material adverse effect (“material adverse effect” to be defined for the purposes hereof and the Revolving Credit Facility Documentation as any event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, (b) the ability of the Borrowers and the Guarantors, when taken as a whole, to perform their obligations under any of the Revolving Credit Facility Documentation and (c) the validity or enforceability of any of the Revolving Credit Facility Documentation or the

rights and remedies of Agent, the Lenders and the issuing Lenders under any of the Revolving Credit Facility Documentation), solvency of the Loan Parties on a consolidated basis on the Closing Date, absence of material litigation, taxes, compliance with margin regulations, absence of burdensome restrictions and defaults, inapplicability of Investment Company Act, insurance, labor matters, ERISA, environmental matters, necessary rights to intellectual property, title to and ownership of properties, accuracy in all material respects of all information provided when taken as a whole and no violation of the Patriot Act or any other United States law relating to terrorism, sanctions and money laundering.

Affirmative Covenants:	The following affirmative covenants will apply to the Company and its subsidiaries, subject to materiality thresholds, baskets and exceptions to be agreed upon:

Preservation of corporate existence, compliance with material applicable laws (including environmental laws), payment of taxes and other obligations, maintenance of properties, permits and customary insurance, access to books and records and visitation rights, use of proceeds, further assurances (including provision of additional collateral and guaranties consistent with the paragraph above entitled “Collateral” and delivery of landlord, mortgagee and bailee waivers deemed necessary by Agent), maintenance of accounts (including deposit, security and cash collateral accounts) and interest rate contracts in accordance with “Interest Rate Protection” on page 4 above.

Financial Performance Covenant:
If Availability under the Revolving Credit Facility is equal to or greater than 12.5% of the Borrowing Base, no financial covenants will apply; if Availability under the Revolving Credit Facility is less than 12.5% of the Borrowing Base, a minimum fixed charge coverage ratio of 1.1 to 1.0 will apply to the Company and its consolidated subsidiaries for the trailing thirteen fiscal periods then most recently ended until such time that Availability is greater than 12.5% of the Borrowing Base for 10 consecutive days; provided that in the event Availability under the Revolving Credit Facility falls below 12.5% of the Borrowing Base as of any date, any failure to satisfy such minimum fixed charge coverage ratio shall not result in a default or event of default under the Revolving Credit Facility so long as the Borrowers increase Availability to at least 12.5% of the Borrowing Base within a 15 day grace period following such date.

Reporting Requirements:	The following financial and other reporting requirements will apply to the Company and its subsidiaries, subject to materiality thresholds, qualifications and exceptions to be agreed upon:

Delivery of monthly (or weekly if Availability is less than the greater of (a) 15% of the Borrowing Base or (b) $10,000,000) borrowing base certificates; delivery of monthly financial statements within 45 days after the end of each fiscal month; delivery of quarterly financial statements within 45 days after the end of each fiscal quarter; delivery of annual audited financial statements within 120 days after the end of each fiscal year, provided that the audited financial statements for the fiscal year ending May 2009 shall be delivered within 180 days after the end of such fiscal year, provided further that if the audited financial statements for the fiscal year ending May 2009 are not delivered within 180 days after the end of such fiscal year, an availability block of $35,000,000 shall be established until such time as the audited financial statements for such fiscal year are delivered to Agent (no default or event of default under the Revolving Credit Facility shall result from the failure to deliver the audited financial statements for such fiscal year within 180 days after end of such fiscal year, provided that failure to deliver the audited financial statements for such fiscal year within 365 days after the end of such fiscal year shall be an event of default); delivery of compliance certificates; delivery of management letters; delivery of an annual budget (including assumptions made in the build-up of such budget); delivery of annual insurance reports; delivery of quarterly schedules of intercompany loan balances; delivery of copies of certain reports sent to other lenders including the lenders under the Cash Flow Facilities; delivery of notices with respect to defaults, mandatory prepayment events, material litigation, taxes, material labor matters, and certain ERISA or environmental events; delivery of monthly collateral reporting package to be determined upon completion of field examinations and inventory appraisals; and delivery of other information reasonably requested by Agent.

Negative Covenants:	The following negative covenants will apply to the Company and its subsidiaries, subject to materiality thresholds, baskets and exceptions to be agreed upon:

Limitations on indebtedness (including guaranties and speculative hedging transactions), liens, investments (including loans), asset dispositions (including sale and leaseback transactions), restricted payments (other than management fees) in respect of capital stock (including dividends, redemptions and repurchases), prepayments of indebtedness (including redemptions and repurchases), fundamental corporate changes (including mergers, consolidations or acquisitions), joint ventures and creation of subsidiaries, changes in nature of business, transactions with affiliates, third-party restrictions on indebtedness, liens, investments or restricted payments, modification of constituent documents and certain other agreements, changes in accounting treatment, reporting practices or fiscal year (other than in accordance with

GAAP) and compliance with margin regulations and ERISA and environmental laws.

The negative covenants will permit, among other things, (i) payment of management fees in an amount of up to $1,000,000 per quarter, provided that no Event of Default has occurred and is continuing, and payments of out-of-pocket expenses incurred by Sponsor, (ii) repurchases of equity securities from employees in the event of death, disability or termination of employment in a maximum amount to be determined by Agent, provided no Event of Default has occurred and is continuing, (iii) payment of amounts to Holdings necessary to pay taxes or tax distributions, operating expenses and other specified obligations to be agreed, and (iv) making of restricted payments, investments and prepayments of subordinated debt in each case with the proceeds of (A) equity issuances by, or capital contributions to, the Company and (B) so long as (i) no Event of Default has occurred and is continuing and (ii) Availability plus unrestricted cash on hand is at least equal to an amount to be determined, the Company’s share of Excess Cash Flow not required to prepay the Term Loan Facility.

Events of Default:	The following events of default will apply to the Company and its subsidiaries, subject to materiality thresholds, baskets, exceptions and grace periods to be agreed upon:

Failure to pay principal when due; failure to pay interest or any other amount after a grace period of 5 days; representations and warranties are incorrect in any material respect when made or deemed made; failure to comply with covenants in the Revolving Credit Facility Documentation (subject to a 30 day grace period for certain affirmative covenants to be determined by Agent); cross-default to the Cash Flow Facilities and, except for payment defaults, there will be no cross-defaults to the Cash Flow Facilities unless any events of default have occurred and continued thereunder uncured or unwaived for a period of 30 consecutive days; failure to satisfy or stay execution of judgments; bankruptcy or insolvency; actual or asserted invalidity or impairment of any part of the Revolving Credit Facility Documentation (including the failure of any lien in an amount to be determined to remain perfected); and change of control.

Expenses:	Each Borrower and each Guarantor shall pay or reimburse GE Capital and GECM for all reasonable out-of-pocket costs and expenses incurred by GE Capital and GECM (including reasonable attorneys’ fees and expense for a single counsel for GE Capital and GECM, plus, if necessary one local counsel in each applicable jurisdiction) in connection with (a) the preparation, negotiation and execution of the Revolving Credit Facility Documentation, (b) the syndication and funding of the

Revolving Credit Facility (including Intralinks® or expenses of a similar service) and the issuance of Letters of Credit, (c) the creation, perfection and protection of the liens on the Collateral (including all search, filing and recording fees) and (d) the on-going administration of the Revolving Credit Facility Documentation (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto).

In addition, each Borrower and each Guarantor further agrees to pay or reimburse Agent and each of the Lenders and issuers of Letters of Credit for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with (i) the enforcement of the Revolving Credit Facility Documentation; (ii) any refinancing or restructuring of the Revolving Credit Facility in the nature of a “work-out” or any insolvency or bankruptcy proceeding and (iii) any legal proceeding relating to or arising out of the Revolving Credit Facility or the other transactions contemplated by the Revolving Credit Facility Documentation, except to the extent such costs or expenses are determined in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of Agent, any Lender or any issuer of a Letter of Credit.

Indemnity:	Each Borrower and each Guarantor agrees to indemnify and hold harmless Agent, the Commitment Parties, each Lender and each of their respective affiliates and each of their respective principals, officers, directors, employees, agents, third party advisors and representatives (each, an “Indemnified Person”) from and against any and all claims, damages, disputes, losses, liabilities and related reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with, any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to the Revolving Credit Facility Documentation or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Revolving Credit Facility, except to the extent such claim, damage, loss, liability or expense is determined in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnified Person or any of its affiliates or its or any of its affiliates’ officers, directors, employees, third party advisors, representatives or agents.

If an Indemnified Person shall be indemnified in respect of any losses, claims damages, liabilities or related expenses and such losses, claims, damages, liabilities or related expenses are found by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnified Person or any of its affiliates or its or any of its affiliates’ officers, directors, employees, advisors, representatives or agents, then such Indemnified Person shall refund all amounts received by it in respect of such indemnification in excess of those to which it shall have been entitled under the terms of such indemnification.

Required Lenders:	Lenders holding more than 50% of total commitments and/or Loans shall constitute “Required Lenders” under the Revolving Credit Facility Documentation. If any single Lender holds more than 50% of total commitments and/or Loans, such Lender plus one additional Lender shall constitute “Required Lenders” under the Revolving Credit Facility Documentation.

Miscellaneous:	The Revolving Credit Facility Documentation will include (a) a waiver of consequential and punitive damages and right to a jury trial, (b) customary agency, set-off and sharing language and (c) other provisions as are usual and customary for facilities of this kind.

Lender Replacement:	The Revolving Credit Facility Documentation will include customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of commitments under the Revolving Credit Facility shall have consented thereto.

Assignments and Participations:	Lenders will be permitted to make assignments in a minimum amount of $1 million (unless such assignment is of a Lender’s entire interest in the Revolving Credit Facility) to other financial institutions acceptable to Agent and, so long as no event of default has occurred and is continuing, the Borrowers, which acceptances shall not be unreasonably withheld or delayed; provided however, that the approval of the Borrowers shall not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders). An assignment fee of $3,500 shall be payable to Agent upon the effectiveness of any such assignment.

The Lenders also shall be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions (except a participant shall not be entitled to any greater amount than the relevant Lender would have received if no participation had been sold). Voting rights of participants shall be limited to certain matters with respect to which the affirmative vote of all Lenders would be required.

Yield Protection:	The Revolving Credit Facility Documentation shall contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (subject in each case to a 90 day limit on claims and a right of the Borrowers to replace any Lender making such a claim) and (ii) indemnifying the Lenders for breakage costs (excluding loss of anticipated profits) in connection with, among other things, prepayment of a Eurodollar Rate borrowing other than on the last day of an interest period.

Field Examinations:	Two field examinations may be conducted on an annual basis at the discretion of Agent to ensure the adequacy of the Borrowing Base collateral and related reporting and control systems, provided that additional field examinations shall be permitted if (i) an event of default shall have occurred and be continuing or (ii) if Availability is less than the greater of (a) 15% of the Borrowing Base or (b) $10,000,000. In addition, at any time when the $35,000,000 availability block for failure to deliver audited financial statements for the fiscal year ending May 2009 within 180 days is in place, Agent shall be permitted to conduct additional field examinations.

Appraisals:	One inventory appraisals may be conducted on an annual basis at the discretion of Agent, provided that additional appraisals shall be permitted if (i) an event of default shall have occurred and be continuing or (ii) if Availability is less than the greater of (a) 15% of the Borrowing Base or (b) $10,000,000. In addition, at any time when the $35,000,000 availability block for failure to deliver audited financial statements for the fiscal year ending May 2009 is within 180 days is in place, Agent shall be permitted to conduct additional appraisals.

Governing Law and Submission to Jurisdiction:	New York

Counsel to Agent:	Paul, Hastings, Janofsky & Walker LLP

SCHEDULE I
to
Summary of Terms
Conditions to Closing
The availability of the Revolving Credit Facility, in addition to the conditions set forth in the Commitment Letter and Exhibit A thereto, shall be subject to the satisfaction of the following additional conditions:
1. Plan of Reorganization. The Bankruptcy Court shall have entered an order (the “Confirmation Order”) confirming the Plan in accordance with Section 1129 of the Bankruptcy Code, which order shall have been entered on the docket of the Bankruptcy Court and be in full force and effect, and shall not have been stayed, reversed, vacated or otherwise modified in any manner that is materially adverse to the Lenders (without the consent of the Agent, not to be unreasonably withheld). The Plan (together with all exhibits and other attachments thereto (including the Projections, but only to the extent that such Projections are less favorable than those already provided to Agent, as reasonably determined by Agent), as any of the foregoing shall be amended, modified or supplemented from time to time or any of the terms and conditions thereof waived (with the consent of the Agent, which consent shall not be unreasonably withheld or delayed) with respect to any amendment, modification, supplement, or waiver that is materially adverse to the Lenders, as reasonably determined by Agent), the “Plan Documents”) shall be in form and substance reasonably acceptable to Agent. The Plan shall have, or contemporaneous with the effectiveness of the Revolving Credit Facility will, become effective. The transactions contemplated by the Plan Documents to be concluded on the Closing Date, shall have been consummated substantially contemporaneously with the effectiveness of the Revolving Credit Facility on the Closing Date.
2. Other Indebtedness. The Agent shall have received reasonably satisfactory evidence that the obligations of Interstate Bakeries Corporation and each of its other debtor subsidiaries with respect to its debtor-in-possession financing facility have been terminated and discharged and any collateral in respect thereof released. Concurrently with the consummation of the Plan, all pre-existing indebtedness of Interstate Bakeries Corporation and its subsidiaries (other than indebtedness permitted to remain outstanding under the Plan and the Revolving Credit Facility Documentation, which shall include, among other indebtedness, the Cash Flow Facilities and all indebtedness to be reinstated in connection with the Plan) shall have been repaid, repurchased, satisfied in full or otherwise discharged, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released.
3. Equity and Subordinated Debt Structure. Agent shall have received evidence (a) that Holdings has provided not less than $130,000,000 in cash financing to the Company, of which at least $44,200,000 shall be common equity and up to $85,800,000 may be Convertible Debt and (b) that the Borrowers have consummated the Cash Flow Facilities on terms, conditions and documentation (x) consistent with (i) with respect to the Term Loan Facility, Exhibit B attached to the commitment letter dated as of the date hereof among Interstate Bakeries Corporation, Interstate Brands Corporation, Silver Point Finance I, LLC and Monarch Master Funding Ltd, (ii) with respect to the Third-Lien Debt, Exhibit H attached to the commitment letter (the “Equity Commitment Letter”) dated as of the date hereof between IBC Investors I, LLC and Interstate Bakeries Corporation and (iii) with respect to the Convertible Debt, Exhibit C attached to the Equity Commitment Letter and (y) reasonably satisfactory to Agent.
4. Receipt of Historical Financial Statements. Agent shall have received and be satisfied with (a) audited financial statements of the Acquired Business for the fiscal year ended on or about May 31,

Schedule I-1

2008, (b) interim unaudited quarterly financial statements of the Acquired Business for each subsequent fiscal quarter ended 45 days before the Closing Date and (c) to the extent available, monthly financial data generated by the Company’s internal accounting systems for use by senior and financial management of the Company for each month ended after the most recent fiscal quarter for which financial statements were received by Agent pursuant to clause (b) and at least 30 days before the Closing Date.
5. Evidence of Solvency. Agent shall have received a customary certificate (which shall be reasonably satisfactory to Agent) from the chief financial officer or other responsible officer (reasonably acceptable to Agent) of the Company certifying the solvency of the Loan Parties on a consolidated basis, on the Closing Date, after giving effect to the Transaction and the incurrence of indebtedness under the Revolving Credit Facility and the Cash Flow Facilities.
6. No Material Adverse Effect. There shall not be or become known to the Commitment Parties, except to the extent disclosed by Interstate Bakeries Corporation in any filing made by Interstate Bakeries Corporation with the Securities and Exchange Commission prior to the date hereof or in writing to and accepted and countersigned by the Initial Lender on the date hereof, any events, developments, conditions or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of Interstate Bakeries Corporation and its direct and indirect subsidiaries, taken as a whole (or the Reorganized Interstate Bakeries Corporation and its direct and indirect subsidiaries, taken as a whole). Other than sales of real property relating to the Acquired Business’ exit from the bread business in the southern California region, no material assets of the Acquired Business shall be sold or agreed to be sold from and after the date hereof.
7. Minimum Availability. Availability under the Revolving Credit Facility, after giving effect to all borrowings and issuances of Letters of Credit on the Closing Date shall be no less than $90,000,000.
8. Receipt of Appraisals. Receipt by Agent of reasonably acceptable inventory appraisals and collateral audits of the Loan Parties prepared by an appraiser or auditor reasonably acceptable to Agent. Receipt by Agent of reasonably satisfactory results of field examinations by Agent or its representatives of the Loan Parties’ accounts receivable, inventory, related working capital matters and systems, including accounting, reporting, cash management and control systems.
9. Loan Documentation. Reasonably satisfactory negotiation, execution and delivery of appropriate definitive loan documents relating to the Revolving Credit Facility, including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, intercreditor agreements, real property security agreements, and other related definitive documents, prepared by counsel to the Agent and based upon and substantially consistent with the terms set forth in the Commitment Letter and Exhibit A thereto and otherwise reasonably satisfactory to Agent.
10. Other Customary Conditions. Other customary closing conditions, relating to delivery of satisfactory legal opinions of counsel to the Loan Parties, evidence of corporate authority, copy of organizational documents, reasonably satisfactory corporate structure, insurance reasonably satisfactory to Agent (and receipt of additional insured and loss payee insurance certificates) and payment of all fees and expenses required to be paid under the Commitment Letter and the Fee Letter then due and owing for which summary invoices have been presented before the Closing Date. All actions necessary to establish that Agent will have a perfected security interest in the Collateral shall have been taken, or arrangements for perfection thereof reasonably acceptable to Agent shall have been made.

Schedule I-2

11. Union Contracts. Receipt of agreements between Interstate Bakeries Corporation and each of the International Brotherhood of Teamsters, the Bakery, Confectionery, Tobacco Workers and Grain Millers’ International Union, the Retail, Wholesale and Department Store Union and the United Auto Workers Union to implement modifications to collective bargaining agreements necessary to effect all of the concessions and work rule changes necessary to implement “path to market” and the Company’s business plan, in form and substance reasonably satisfactory to Agent.
12. Holdings of Sponsor. Agent shall have received reasonably satisfactory evidence that Sponsor owns at least 40% of the stock of the Company.

Schedule I-3